Exhibit 12.1

RATIOS OF EARNINGS TO FIXED CHARGES

      WESCO International's consolidated ratios of earnings to fixed charges for the six months ended June 30, 2004 and the years ended December 31, 2003, 2002, 2001, 2000 and 1999 are as follows:

	Six Months
	Ended		Year Ended December 31,
	June 30,
	2004		2003		2002		2001		2000		1999

Ratios of earnings to fixed charges	2.5	x	1.7	x	1.5	x	1.6	x	2.1	x	2.0	x

      WESCO Distribution’s ratios of earnings to fixed charges for the six months ended June 30, 2004 and the years ended December 31, 2003, 2002, 2001, 2000 and 1999 are as follows:

	Six Months
	Ended		Year Ended December 31,
	June 30,
	2004		2003		2002		2001(1)		2000		1999

Ratios of earnings to fixed charges	1.9	x	1.2	x	1.0	x	0.9	x	1.1	x	1.3	x

(1)	The dollar amount by which total fixed charges exceeded income as adjusted for the year ended December 31, 2001 was $9.4 million.